Exhibit 99.2

DIEDRICH COFFEE, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Diedrich Coffee, Inc.:

We have audited the accompanying consolidated balance sheets of Diedrich Coffee, Inc. and subsidiaries (the “Company”) as of June 24, 2009 and June 25, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended June 24, 2009. In connection with our audits of the consolidated financial statements, we also have audited the supplementary information included in Schedule II. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Diedrich Coffee, Inc. and subsidiaries as of June 24, 2009 and June 25, 2008, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 24, 2009, in conformity with accounting principles generally accepted in the United States.

Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

(formerly known as BDO Seidman, LLP)

Costa Mesa, California

September 22, 2009

DIEDRICH COFFEE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 24, 2009	June 25, 2008 (Restated)
Assets
Current assets:
Cash	$3,572,000	$670,000
Restricted cash and short term investments	623,000	623,000
Accounts receivable, less allowance for doubtful accounts of $266,000 at June 24, 2009 and $508,000 at June 25, 2008	6,335,000	5,015,000
Inventories	5,510,000	4,652,000
Income tax refund receivable	40,000	—
Current portion of notes receivable, less allowance of $75,000 at June 24, 2009 and $247,000 at June 25, 2008	3,604,000	1,074,000
Advertising fund assets, restricted	—	6,000
Prepaid expenses	293,000	412,000

Total current assets	19,977,000	12,452,000
Property and equipment, net	5,416,000	6,757,000
Notes receivable, less allowance of $0 at June 24, 2009 and June 25, 2008	812,000	2,663,000
Cash surrender value of life insurance policy	—	162,000
Other assets	723,000	132,000

Total assets	$26,928,000	$22,166,000

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable, net of discount	$2,687,000	$1,741,000
Accounts payable	5,228,000	5,169,000
Accrued compensation	1,816,000	1,412,000
Accrued expenses	1,418,000	3,995,000

Total current liabilities	11,149,000	12,317,000
Long term note payable, net of discount	1,594,000	—
Income tax liability	33,000	261,000
Deferred rent	133,000	190,000
Deferred compensation	—	226,000
Other liabilities	245,000	—

Total liabilities	13,154,000	12,994,000

Commitments and contingencies (Notes 8 and 9)
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 3,000,000 shares; issued and outstanding 0 shares at June 24, 2009 and June 25, 2008	—	—
Common stock, $0.01 par value; authorized 17,500,000 shares; issued and outstanding 5,727,000 shares at June 24, 2009 and 5,468,000 shares at June 25, 2008	57,000	55,000
Additional paid-in capital	63,289,000	60,281,000
Accumulated deficit	(49,572,000)	(51,164,000)

Total stockholders’ equity	13,774,000	9,172,000

Total liabilities and stockholders’ equity	$26,928,000	$22,166,000

See accompanying notes to consolidated financial statements.

DIEDRICH COFFEE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 24, 2009	Year Ended June 25, 2008
Net revenue:
Wholesale and other	$61,427,000	$39,103,000
Retail sales	803,000	793,000
Franchise revenue	80,000	83,000

Total revenue	62,310,000	39,979,000

Costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	47,918,000	32,968,000
Operating expenses	4,360,000	4,182,000
Depreciation and amortization	1,889,000	1,146,000
General and administrative expenses	7,197,000	7,016,000
Provision for goodwill and asset impairment	—	6,311,000
(Gain) loss on asset disposals	(14,000)	77,000

Total costs and expenses	61,350,000	51,700,000

Operating income (loss) from continuing operations	960,000	(11,721,000)
Interest expense	(1,511,000)	(136,000)
Interest and other income, net	277,000	438,000

Loss from continuing operations before income tax benefit	(274,000)	(11,419,000)
Income tax benefit	(95,000)	(34,000)

Loss from continuing operations	(179,000)	(11,385,000)
Discontinued operations:
Loss from discontinued operations	(838,000)	(3,667,000)
Gain on sale of discontinued operations, net of tax expense of $81,000 and $0, respectively	2,609,000	1,276,000

Net income (loss)	$1,592,000	$(13,776,000)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.03)	$(2.08)

Income (loss) from discontinued operations, net	$0.32	$(0.44)

Net income (loss)	$0.29	$(2.52)

Weighted average and equivalent shares outstanding:
Basic and diluted	5,507,000	5,459,000

See accompanying notes to consolidated financial statements.

DIEDRICH COFFEE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, June 27, 2007	5,448,000	$54,000	$59,671,000	$(36,573,000)	$23,152,000
Adjustment to fixed assets (Note 1)	—	—	—	(570,000)	(570,000)

Balance, June 27, 2007 (restated)	5,448,000	54,000	59,671,000	(37,143,000)	22,582,000
Adjustment to adopt FIN 48	—	—	—	(245,000)	(245,000)
Exercise of stock options	20,000	1,000	56,000	—	57,000
Stock compensation expense	—	—	280,000	—	280,000
Common stock warrants	—	—	274,000	—	274,000
Net loss	—	—	—	(13,776,000)	(13,776,000)

Balance, June 25, 2008	5,468,000	55,000	60,281,000	(51,164,000)	9,172,000
Exercise of stock options	9,000	—	20,000	—	20,000
Exercise of stock warrants	250,000	2,000	1,198,000	—	1,200,000
Stock compensation expense	—	—	295,000	—	295,000
Common stock warrants	—	—	1,495,000	—	1,495,000
Net income	—	—	—	1,592,000	1,592,000

Balance, June 24, 2009	5,727,000	$57,000	$63,289,000	$(49,572,000)	$13,774,000

See accompanying notes to consolidated financial statements.

DIEDRICH COFFEE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 24, 2009	Year Ended June 25, 2008
Cash flows from operating activities:
Net income (loss)	$1,592,000	$(13,776,000)
Loss from discontinued operations	838,000	3,667,000
Gain on disposal of discontinued operations, net	(2,609,000)	(1,276,000)

Loss from continuing operations:	(179,000)	(11,385,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,889,000	1,146,000
Amortization and write off of loan fees	9,000	—
Amortization of note payable discount	1,034,000	15,000
Provision for bad debt	125,000	245,000
Income tax benefit	(95,000)	(34,000)
Provision for inventory obsolescence	69,000	(34,000)
Provision for goodwill and asset impairment	—	6,311,000
Stock compensation expense	295,000	280,000
Notes receivable issued	(144,000)	(214,000)
(Gain) loss on disposal of assets	(14,000)	77,000
Changes in operating assets and liabilities:
Accounts receivable	(1,802,000)	(1,292,000)
Inventories	(959,000)	(308,000)
Prepaid expenses	66,000	(116,000)
Notes receivable	(271,000)	(260,000)
Income tax refund	(40,000)	533,000
Other assets	(438,000)	293,000
Accounts payable	59,000	1,355,000
Accrued and deferred compensation	574,000	(1,014,000)
Accrued expenses	240,000	(35,000)
Deferred franchise fee income and franchise deposits	—	(13,000)
Deferred rent	(23,000)	(22,000)

Net cash provided by (used in) continuing operations	395,000	(4,472,000)
Net cash used in discontinued operations	(3,405,000)	(1,625,000)

Net cash used in operating activities	(3,010,000)	(6,097,000)

Cash flows from investing activities:
Capital expenditures for property and equipment	(659,000)	(4,304,000)
Proceeds from disposal of property and equipment	56,000	21,000
Payments received on notes receivable	1,000,000	1,000,000
Change in restricted money market account	—	46,000

Net cash provided by (used in) investing activities of continuing operations	397,000	(3,237,000)

See accompanying notes to consolidated financial statements.

DIEDRICH COFFEE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Year Ended June 24, 2009	Year Ended June 25, 2008
Payments received on notes receivable of discontinued operations	182,000	92,000
Capital expenditures for property and equipment of discontinued operations	—	(292,000)
Proceeds from sale of discontinued operations, net of cash transferred	1,113,000	1,274,000

Net cash provided by (used in) investing activities	1,692,000	(2,163,000)

Cash flows from financing activities:
Exercise of stock and warrant options	1,220,000	57,000
Borrowings under credit agreement	3,000,000	2,000,000

Net cash provided by financing activities	4,220,000	2,057,000

Net increase (decrease) in cash	2,902,000	(6,203,000)
Cash at beginning of year	670,000	6,873,000

Cash at end of year	$3,572,000	$670,000

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$457,000	$114,000

Income taxes	$23,000	$46,000

Non-cash transactions:
Issuance of notes receivable related to sale of Gloria Jean’s	$1,600,000	$—

See accompanying notes to consolidated financial statements.

DIEDRICH COFFEE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies and Practices

Business

Diedrich Coffee, Inc. (“Company”) is a specialty coffee roaster and wholesaler whose brands include Diedrich Coffee, Gloria Jean’s, and Coffee People. The Company has wholesale accounts with businesses and restaurant chains. In addition, the Company operates a coffee roasting facility and a distribution facility in central California that supplies roasted coffee in a variety of packaging formats to its wholesale customers.

Basis of Presentation and Fiscal Year End

The consolidated financial statements include the accounts of Diedrich Coffee, Inc. and its wholly owned subsidiaries. All significant intercompany transactions are eliminated. The Company’s fiscal year end is the Wednesday closest to June 30. In fiscal years 2009 and 2008, this resulted in a 52-week year.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events” (“SFAS No. 165”), the Company evaluated all subsequent events that occurred after the balance sheet date through the date the financial statements were issued on September 22, 2009.

Restatement of Financial Statements

During the 2009 fiscal year, a detailed review of the Company’s fixed asset subsidiary ledger was performed. The Company noted certain reconciling differences between the general ledger and the fixed asset subsystem for both cost and accumulated depreciation causing an out of balance with the general ledger by $570,000. These differences were caused by several assets which were acquired and impaired prior to fiscal year 2002 but had remaining net book value reflected in the Company’s consolidated financial statements.

In accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 108, “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), in assessing the identified error, the Company should consider both the “rollover” approach, which quantifies misstatements originating in the current year statement of operations and the “iron curtain” approach, which quantifies misstatements based on the effects of correcting the misstatements existing in the balance sheet at the end of the reporting period. The principal difference between these two methods lies in how income statement errors are quantified. The “rollover” method quantifies income statement errors based on the amount by which the income statement is actually misstated – including the reversing effect of any prior errors. The “iron curtain” method quantifies income statement errors based on the amount by which the income statement would be misstated if the accumulated amount of the errors that remain in the balance sheet were corrected through the income statement of that period.

Based on the recent guidance from the SEC, if the errors are material when evaluated under the “rollover” method, the previously-issued financial statements are considered materially misstated. The “iron curtain” error analysis does not drive the decision regarding whether or not previously issued financial statements are materially misstated. However, if an error in previously issued financial statements is not material under the “rollover” method, but would be material under the “iron curtain” method, then the error must be corrected. The error can be corrected either as an “out-of-period” adjustment or by revising the previously-issued financial statements the next time they are filed.

Based on the Company’s review, this error did not impact the financial statements for the fiscal years 2002 through 2009 when evaluated under the “rollover” approach. But the error is material to its fiscal year 2009 results of operations under the “iron-curtain” method. Therefore the Company recorded an adjustment of $570,000 as a decrease to its opening retained earnings balance at the beginning of fiscal 2008 as a cumulative effect adjustment with the offset to fixed assets.

Discontinued Operations

The Company’s strategic direction is to focus on growing the wholesale business segment and the related distribution channels. In conjunction with the transaction with Praise International North America, Inc., which is described in more detail below, the Company sold the Gloria Jean’s U.S. franchise and retail operations. The Company’s results of the Gloria Jean’s franchise and retail operations are reported as discontinued operations for all periods presented.

As previously announced, on March 27, 2009, the Company and Praise International North America, Inc., a Delaware corporation (“Praise”), entered into an agreement (the “Agreement”) pursuant to which the Company agreed to sell all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Praise U.S. Holdings, Inc. (formerly known as Coffee People Worldwide, Inc.), a Delaware corporation and wholly-owned subsidiary of Diedrich Coffee Inc. that owned assets used in the Company’s U.S. franchise operations (such purchase, the “Transaction”). On June 12, 2009, the Company completed the Transaction, and pursuant to the Agreement Praise purchased the Shares for $3,100,000, of which $1,500,000 was paid in cash and the remainder paid in the form of a twelve-month promissory note with an aggregate principal amount of $1,600,000 and an interest rate equal to 7.0% per annum, issued by Praise to the Company. In addition, the Company entered into several ancillary agreements, including a roasting agreement whereby the Company agreed to provide coffee roasting services to Praise for a period of five years and a trademark license agreement whereby the Company granted to Praise a license to use the Company’s Gloria Jean’s Gourmet Coffees Corp. U.S. trademarks in the United States of America (including the Commonwealth of Puerto Rico) until these trademarks are transferred to Gloria Jean’s Coffees International Pty. Ltd.

Praise is an affiliate of Gloria Jean’s Coffees International Pty. Ltd., which was a party to the purchase of the Company’s international franchise operations in February 2005.

In a separate transaction, the one remaining Diedrich Coffee Inc. retail location closed during the current fiscal year due to lease expiration.

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the financial results of the Gloria Jean’s franchise operations, retail operations and the one Diedrich Coffee retail location are reported as discontinued operations for all periods presented. Wholesale sales to former franchisees are included in continuing operations for all periods since the Company will continue to provide coffee roasting services to Praise.

The following accounts are reflected in Loss from Discontinued Operations in the consolidated statements of operations:

•	Franchise revenues for Gloria Jean’s Gourmet Coffees Franchising Corp.

•	Retail revenues for Gloria Jean’s Gourmet Coffees Corp. and Diedrich Coffee Inc.

•	Cost of sales and related occupancy costs

•	Operating expenses

•	Depreciation and amortization

•	General and administrative expenses

•	Provision for taxes paid

•	Impairment of assets

During the fiscal year ended June 25, 2008, the Company recorded income from discontinued operations of $1,276,000 in connection with cash received from escrow account related to the sale of certain assets to Starbucks Corporation.

The financial results included in discontinued operations were as follows:

	Year Ended June 24, 2009	Year Ended June 25, 2008
Net retail revenue	$4,522,000	$3,603,000
Net franchise revenue	2,048,000	2,760,000

Net revenue from discontinued operations	$6,570,000	$6,363,000

Loss from discontinued operations, net of $0 tax for 2009 and 2008	$(838,000)	$(3,667,000)
Gain on sale of discontinued operations, net of tax of $81,000 and $0, respectively	2,609,000	1,276,000

Total income (loss) discontinued operations, net of tax	$1,771,000	$(2,391,000)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had $0 of invested cash at June 24, 2009 and June 25, 2008. The Company maintains cash balances at financial institutions that are in excess of FDIC insurance coverage limits.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on management’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company evaluates its allowance for doubtful accounts based upon knowledge of its customers and their compliance with credit terms. The evaluation process includes a review of customers’ accounts on a regular basis. The review process evaluates all account balances with amounts outstanding 90 days and other specific amounts for which information obtained indicates that the balance may be uncollectible. The allowance for doubtful accounts is adjusted based on such evaluation, with a corresponding provision included in operating expenses. Account balances are charged off against the allowance when management believes it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Raw materials consist primarily of green bean coffee. Finished goods include roasted coffee, tea, accessory products, and packaged foods. All products are valued at the lower of cost or market using the first-in, first-out method.

Property and Depreciation

Property and equipment, including assets under capital leases, are recorded at cost. Depreciation for property and equipment is calculated using the straight-line method over estimated useful lives of three to seven years. Property and equipment held under capital leases and leasehold improvements are generally amortized using the straight-line method. Property and equipment held under capital leases are generally amortized over the shorter of their estimated useful lives or the term of the related leases. Leasehold improvements are generally amortized over the shorter of their estimated useful lives or 9 years or the term of the related leases.

Major remodels and improvements are capitalized. Maintenance and repairs that do not improve or extend the life of the respective assets are charged to expense as incurred.

Deferred Financing Costs

Costs related to the issuance of debt are deferred and amortized using a method that approximates the effective interest method as a component of interest expense over the terms of the respective debt issues.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, inventories, other assets, notes receivable, accounts payable, accrued compensation, and accrued expenses, approximate fair value because of the short-term maturity of these financial instruments. The Company believes the carrying amounts of the Company’s long-term debt approximates fair value because the interest rate on these instrument are subject to change with market interest rates and other terms and conditions are consistent with terms currently available to the Company.

Cost of Sales

Cost of sales include cost of purchased products, royalty payments due to the licensor, equipment lease expenses, inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and all other costs of the distribution network.

Operating Expenses

Operating expenses include compensation costs, utilities, advertising and marketing, free product supplied for inclusion in brewer sample packs and in-store demonstrations, business insurance, taxes, licenses, fees and bank charges.

General and Administrative Expenses

General and administrative expenses include compensation costs, consulting and outside services, auditing and accounting, legal, office rent, telephone, and Director’s and Officer’s insurance.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company’s assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Net Income (Loss) Per Common Share

“Basic” earnings per-share represents net earnings divided by the weighted average shares outstanding, excluding all potentially dilutive common shares. “Diluted” earnings per-share reflects the dilutive effect of all potentially dilutive common shares.

Goodwill

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” (“SFAS No. 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead are tested for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important which could trigger an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets or the strategy for the overall business, and significant negative industry or economic trends. The Company’s annual impairment measurement date is the fiscal year end. The Company has performed annual evaluations of its goodwill since June 30, 2001 in order to properly state its goodwill (see Note 12). The Company recorded impairment charges during fiscal year 2008 to fully impair goodwill with $6,311,000 included in continuing operations related to the wholesale operations and $521,000 included in discontinued operations related to the franchise operations.

Stock Option Plans

On June 30, 2005, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R sets accounting requirements for “share-based” compensation to employees and non-employee directors, including employee stock purchase plans, and requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the price of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination rates within the valuation model. The expected term of options is derived from the output of the option valuation model and represents the period of time that options are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The fair values of the options were estimated using the Black-Scholes option-pricing model based on the following weighted average assumptions:

	Year Ended June 24, 2009	Year Ended June 25, 2008
Risk free interest rate	1.21% - 3.11%	1.91% - 4.91%
Expected life	3 years	2 - 3 years
Expected volatility	56% -119%	53% - 59%
Expected dividend yield	0%	0%
Forfeiture rate	5.58% - 7.48%	4.52% - 9.38%

Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144. This requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Revenue Recognition

The Company’s wholesale sales terms are FOB shipping point. Revenue from the sale of the wholesale products is recognized when ownership legally transfers to the customer, which is upon shipment. These sales are not subject to customer right of inspection or acceptance. Revenue from retail sales are recognized at shipping point. Initial franchise fees (“Front end fees”) are recognized when a franchised coffeehouse begins operations, at which time the Company has performed its obligations related to such fees. Initial franchise fees apply primarily in the case of domestic franchise development. Franchise royalties are recognized as earned, based upon a percentage of a franchise coffeehouse sales over time.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of sales and related occupancy costs. A corresponding amount is billed to the Company’s wholesale customers, and is included as a component of wholesale and other revenue.

Concentrations

The Company generated 87.5% and 77.5% of its total revenues from the sale of K-Cups® for fiscal 2009 and 2008, respectively. The manufacturing and distribution of K-Cups® is licensed from a single licensor on a non-exclusive basis. During fiscal 2009 and 2008, the Company had sales to this licensor that represented approximately $24,441,000 or 39.8% of wholesale sales and $9,269,000 or 23.7% of wholesale sales, respectively.

The Company’s current agreement with the licensor expires in July 2013. The agreement provides for automatic five-year renewals if certain volume thresholds are met, which the Company is currently exceeding. In their Fiscal 2008 Form 10-K, Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR), which owns Keurig Incorporated, states that the two principal patents associated with the current generation K-Cup portion packs, will expire in 2012 pending patent applications associated with this technology which, if ultimately issued as patents, would have expiration dates in 2023. Any major disruptions in this relationship could cause a material adverse effect on the Company’s business and operations.

Accrued Expenses

Accrued expenses consist of the accrued legal settlements, legal fees, provision for store closures, deferred franchise fees, gift card liabilities and other liabilities.

Cash Surrender Value of Life Insurance

The change in the cash surrender value (“CSV”) of company owned life insurance (“COLI”) contracts excluding distributions, net of insurance premiums paid and gains realized, is reported in compensation and benefits expense (see Note 16).

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Recently Adopted Accounting Pronouncement

On June 24, 2009, the Company adopted SFAS No. 165, “Subsequent Events.” This statement establishes general standards of accounting and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of this standard required the Company to evaluate all subsequent events that occurred after the balance sheet date through the date and time the financial statements are issued. The Company has evaluated subsequent events through September 22, 2009, which is the date the financial statements were issued.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162.” The FASB Accounting Standards Codification (“Codification”) will become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. This standard will become effective for the Company in the first quarter of the fiscal year ending on June 30, 2010. The Company does not expect that this standard will have a material impact on the consolidated financial statements upon adoption.

In December 2007, the FASB issued Statement on Financial Accounting Standards  No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R establishes the principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141R also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141R is effective for business combinations occurring in fiscal years beginning after December 15, 2008. Early adoption of SFAS No. 141R is not permitted. Acquisitions, if any, after the effective date, will be accounted for in accordance with SFAS No. 141R.

In December 2007, the FASB issued Statement on Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 applies to all entities that prepare consolidated financial statements but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 establishes accounting and reporting standards that require noncontrolling interests to be reported as a component of equity, changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value. SFAS No. 160 is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. Acquisitions, if any, after the effective date will be accounted for in accordance with SFAS No. 160.

In June, 2008, the FASB’s Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 outlines a two-step approach to evaluate the instrument’s contingent exercise provisions, if any, and to evaluate the instrument’s settlement provisions when determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF 07-5 is effective for fiscal years beginning after December 15, 2008 and must be applied to outstanding instruments as of the beginning of the fiscal year of adoption as a cumulative-effect adjustment to the opening balance of retained earnings. Early adoption is not permitted. The Company is currently evaluating the impact of adopting EITF 07-5 on its results of operations and financial position.

Reclassifications

Certain reclassifications have been made to prior periods to conform to the 2009 presentation.

2. Liquidity and Management Plans

For the fiscal year 2009, the Company reported net income of $1,592,000 which included a gain on sale of discontinued operations of $2,609,000 which was net of tax of $81,000. The Company had a cash balance of $3,572,000 and no ability to access credit under the current credit facility as of June 24, 2009.

The Contingent Convertible Note Purchase Agreement with Sequoia Enterprises, L.P. (“Sequoia”), a limited partnership whose sole general partner is a significant shareholder of the Company and also serves as the Chairman of the Company’s board of directors (the “Note Purchase Agreement”), expires on March 31, 2010 and the $2,000,000 balance on the outstanding note is due in full on that date. In addition, the Company obtained a $3,000,000 term loan on August 26, 2008. See Note 8. The Company is required to make regular monthly payments of interest on the $3,000,000 Term Loan with Sequoia, and to cause the principal amount to be reduced to $2 million no later than August 26, 2009. All outstanding principal and interest will be due on the maturity date of August 26, 2011, unless due earlier pursuant to the terms of the Loan Agreement upon a change of control of the Company or an event of default. Subsequently the Company paid $1 million due to Sequoia under the Term Loan on July 29, 2009.

The Company believes that cash flow from operations and payments from notes receivable due from Praise and Gloria Jean’s Coffees International Pty. Ltd will be sufficient to satisfy working capital needs at the anticipated operating levels and debt service requirements for at least the next twelve months.

The Company’s future capital requirements will depend on many factors, including the extent and timing of the rate at which the business grows, if at all, with corresponding demands for working capital. The Company may be required to seek additional funding through debt financing, equity financing or a combination of funding methods to meet capital requirements and sustain operations. However, additional funds may not be available on terms acceptable or at all.

3. Accounts Receivable

During the current fiscal year, the Company provided for $64,000 of additional allowance for doubtful accounts related to wholesale accounts and charged off $172,000 of accounts receivable against the reserve for wholesale accounts.

The following table details the components of net accounts receivable:

	June 24, 2009	June 25, 2008
Wholesale receivables	$6,496,000	$4,814,000
Allowance for wholesale receivables	(180,000)	(285,000)

	6,316,000	4,529,000

Franchise and other receivables	105,000	709,000
Allowance for franchise and other receivables	(86,000)	(223,000)

	19,000	486,000

Total accounts receivable, net	$6,335,000	$5,015,000

4. Inventories

Inventories consist of the following:

	June 24, 2009	June 25, 2008
Unroasted coffee	$422,000	$1,608,000
Roasted coffee	2,404,000	1,163,000
Accessory and specialty items	49,000	104,000
Other food, beverage and supplies	2,635,000	1,777,000

	$5,510,000	$4,652,000

5. Notes Receivable

Notes receivable consist of the following:

	June 24, 2009	June 25, 2008
Notes receivable due on March 1, 2010. Notes are secured by the assets sold under the asset purchase and sale agreements or general security agreement. Fiscal 2009 amounts are net of a $75,000 allowance and fiscal 2008 amounts are net of a $247,000 allowance.	$—	$177,000
Notes receivable from a corporation discounted at an annual rate of 7.0% and 8.0%, payable annually in installments varying between $800,000 and $2,000,000, due between December 12, 2009 and January 31, 2011.	4,416,000	3,560,000
Less: current portion of notes receivable	(3,604,000)	(1,074,000)

Long-term portion of notes receivable	$812,000	$2,663,000

6. Property and Equipment

Property and equipment is summarized as follows:

	June 24, 2009	June 25, 2008
Leasehold improvements	$2,388,000	$2,238,000
Equipment	16,092,000	16,888,000
Furniture and fixtures	396,000	427,000
Construction in progress	119,000	1,871,000

	18,995,000	21,424,000
Accumulated depreciation and amortization	(13,579,000)	(14,667,000)

	$5,416,000	$6,757,000

As described in Note 1, the Company recorded an adjustment of $570,000 to the carrying amount of fixed assets by restating the beginning balance as of the beginning of the fiscal year 2008.

7. Other Assets

Other assets are summarized as follows:

	June 24, 2009	June 25, 2008
Debenture certificate	$489,000	$—
Other	234,000	132,000

	$723,000	$132,000

The Company and its lessor, International Financial Services Corporation entered into a Pledge Agreement dated September 19, 2008 whereby the Company paid the lender $489,000 and obtained a Debenture Certificate to secure certain manufacturing equipment leases. The pledge agreement is for 36 months and will terminate on September 19, 2011 at which time, the funds and interest earned will be returned to the Company.

8. Note Payable

	June 24, 2009	June 25, 2008
Note payable amount bearing interest at a rate of three-month LIBOR plus 6.30% (7.48% as of June 24, 2009) is due and payable on March 31, 2010. Note is unsecured.	$2,000,000	$2,000,000
Note payable amount bearing interest at a rate of one-month LIBOR plus 6.30% (6.62% as of June 24, 2009). Note is unsecured.	3,000,000	—
Discount on note payable	(719,000)	(259,000)

	4,281,000	1,741,000
Less: current portion of notes payable, net of discount	(2,687,000)	(1,741,000)

	$1,594,000	$—

Note Purchase Agreement:

On May 10, 2004 the Company entered into a $5,000,000 Note Purchase Agreement with Sequoia Enterprises, L.P. (“Sequoia”), a limited partnership whose sole general partner is a significant shareholder of the Company and also serves as the Chairman of the board of directors of the Company (the “Note Purchase Agreement”), which provided, at the Company’s election, the ability to issue notes with up to an aggregate principal amount of $5,000,000. The Company has amended the Note Purchase Agreement from time to time and has agreed to refrain from further borrowings under the Note Purchase Agreement in connection with the entry into the Loan Agreement (as defined below) entered into on August 26, 2008. As amended, the notes issued under the Note Purchase Agreement are due in full on March 31, 2010, the Company is only required to make monthly payments of interest and the monthly commitment fee, but not principal, until such date. Interest is payable at three-month LIBOR plus 9.30% for any period during which the ratio of Indebtedness (as defined in the Note Purchase Agreement) on a consolidated basis to Effective Tangible Net Worth (as defined in the Note Purchase Agreement) is greater than 1.75:1.00 or the three-month LIBOR plus 6.30% for any other period, in each case reset on a periodic basis as provided in the Note Purchase Agreement. The Note Purchase Agreement contains covenants, among others, that limit the amount of indebtedness that the Company may have outstanding in relation to its tangible net worth. As of June 24, 2009, the Company had $2,000,000 of issued notes outstanding under the Note Purchase Agreement. As of June 24, 2009, the Company was in compliance with all covenants contained in the Note Purchase Agreement.

Loan Agreement:

On August 26, 2008, the Company entered into a loan agreement with Sequoia (the “Loan Agreement”). The Loan Agreement provides for a $3,000,000 term loan (the “Term Loan”). As amended, interest is payable at one-month LIBOR plus 9.30% for any period during which the ratio of Indebtedness (as defined in the Loan Agreement) on a consolidated basis to Effective Tangible Net Worth (as defined in the Loan Agreement) is greater than 1.75:1.00 or the one-month LIBOR plus 6.30% for any other period, in each case reset on a periodic basis as provided in the Loan Agreement. The Company is required to make regular monthly payments of interest, and to cause the principal amount to be reduced to $2 million no later than August 26, 2009. All outstanding principal and interest will be due on the maturity date of August 26, 2011, unless due earlier pursuant to the terms of the Loan Agreement upon a change of control of the Company or an event of default. As of June 24, 2009, the Company had $3,000,000 outstanding under the Loan Agreement. Subsequently the Company paid $1 million due to Sequoia under the Loan Agreement on July 29, 2009.

The Loan Agreement requires the Company to refrain from further borrowings under the Note Purchase Agreement and contains restrictions on incurring indebtedness on par with, or senior to, the Term Loan. The Loan Agreement also contains a covenant that limits the amount of indebtedness that the Company may have outstanding in relation to tangible net worth, in addition to other standard covenants and events of default.

The Term Loan is senior to all other indebtedness of the Company, except indebtedness pursuant to notes under the Note Purchase Agreement and certain permitted indebtedness identified in the Loan Agreement. Upon repayment of the notes under the Note Purchase Agreement, the Term Loan will be senior to all other indebtedness of the Company, except such permitted indebtedness.

Warrants:

2001 Sequoia Warrant

On May 8, 2001, in connection with the sale of 2,000,000 shares of Company common stock, the Company issued warrants to Sequoia Enterprises, L.P., of which the Company’s chairman and significant shareholder, Paul C. Heeschen, is the general partner, to purchase 250,000 shares of the Company’s common stock at a price of $4.80 per share (“2001 Sequoia Warrant”). Other investors also received warrants to purchase an additional 250,000 shares at a price of $4.80 per share. The warrants were exercisable immediately upon issuance.

The other investors exercised their warrants during the fourth fiscal quarter ending June 24, 2009 at an exercise price of $4.80 per share. The Company received cash proceeds of $1.2 million in connection with the warrant exercises.

On November 10, 2008 the exercise price of the 2001 Sequoia Warrant was decreased to $1.65 per share in connection with the Waiver Agreement (as defined below). The fair value of these amended warrants was approximately $53,000 which was recorded as a debt discount. At June 24, 2009, all 2001 Sequoia Warrants were outstanding with an expiration date of June 30, 2014.

2008 Sequoia Warrant

In connection with the Loan Agreement and an amendment to the Note Purchase Agreement, on August 26, 2008, the Company issued to Sequoia a warrant (the “2008 Sequoia Warrant”) to purchase 1,667,000 shares of common stock of the Company. On November 10, 2008 the exercise price was decreased to $1.65 per share in connection with the Waiver Agreement. The fair value of these amended warrants was approximately $300,000 which was recorded as a debt discount. At June 24, 2009, all 2008 Sequoia Warrants were outstanding with an expiration date of August 26, 2013. The 2008 Warrant is not eligible for cashless exercise, but the Company is obligated to cause the common stock issued upon exercise of the 2008 Warrant to be registered with the SEC and applicable state governmental authorities and to be listed on the stock exchange on which the Company’s stock is traded at the time of exercise, in each case at the Company’s expense.

2009 Sequoia Warrant

In connection with the extension of the Note Purchase Agreement, after the close of the Nasdaq Stock Market on April 29, 2009, the Company issued to Sequoia a warrant to purchase 70,000 shares of common stock of the Company at an exercise price of $7.40 per share (the “2009 Sequoia Warrant”), which was the closing price of the Company’s common stock on such date. The fair value of these warrants was approximately $440,000 which was immediately recorded as interest expense. The 2009 Sequoia Warrant is exercisable by Sequoia, in whole or in part, at any time or from time to time, prior to April 29, 2014. The 2009 Sequoia Warrant is not eligible for cashless exercise, but the Company is obligated to cause the common stock issued upon exercise of the 2009 Sequoia Warrant to be registered with the SEC and applicable state governmental authorities and to be listed on the stock exchange on which the Company’s stock is traded at the time of exercise, in each case at the Company’s expense.

Waiver Agreement:

On September 17, 2008, the Company was not in compliance with covenants under the Note Purchase Agreement and the Loan Agreement. On November 10, 2008, the Company entered into a Waiver Agreement, Amendment No. 1 to 2008 Warrant and Amendment No. 2 to 2001 Warrant (the “Waiver Agreement”) with Sequoia. Pursuant to the Waiver Agreement, Sequoia waived the requirement set forth in the Note Purchase Agreement and the Loan Agreement with Sequoia (collectively, the “Loan Agreements”) that the Company shall not permit, as of the end of any fiscal quarter, the ratio of the Indebtedness on a consolidated basis to Effective Tangible Net Worth to be more than 1.75:1.00 (as such terms are defined in the Loan Agreements). Such waiver is effective until the earlier of (a) October 31, 2009 and (b) the end of any fiscal quarter at which the foregoing ratio is greater than 2.10:1.00. As part of the waiver and amendment, the exercise price of the 2008 Sequoia Warrant and the 2001 Sequoia Warrants for 250,000 shares of common stock was reduced to $1.65 from $2.00 per share. In consideration of the foregoing waiver, (a) the interest rates under the Note Purchase Agreement and the Term Loan were set at LIBOR plus 9.3% for any period during which the ratio of indebtedness of the Company on a consolidated basis to effective tangible net worth is greater than 1.75:1.00 and (b) the interest rates under the Note Purchase Agreement and the Term Loan were set at LIBOR plus 6.30% for any other period. The Company is in compliance with all debt covenants as of June 24, 2009.

Letter of Credit:

In addition, the Company entered into a Credit Agreement with Bank of the West on November 4, 2005. The agreement provides for a $750,000 letter of credit facility that expires on October 15, 2009. The letter of credit facility is secured by a deposit account at Bank of the West. As of June 24, 2009, this deposit account had a balance of $623,000, which is shown as restricted cash on the consolidated balance sheets. As of June 24, 2009, $472,000 of letters of credit was outstanding under the letter of credit facility. The agreement contains covenants that, among other matters, require the Company to submit financial statements to the bank within specified time periods. As of June 24, 2009, the Company was in compliance with all Bank of the West agreement covenants.

9. Commitments and Contingencies

Lease Commitments

As of June 24, 2009, the Company leases warehouse and office space in Irvine, Castroville and Salinas, California. The leases expire at various dates through December 2015. Contingent rent expense was insignificant for all periods presented. In addition, the Company leases equipment with various expiration dates through January 2014.

Future minimum lease payments under non-cancelable operating leases and minimum future sublease rentals expected to be received as of June 24, 2009, are as follows:

Year Ending June	Non-Cancelable Operating Leases
	Total	Building and equipment leases (A)	Other locations (B)
2010	$2,853,000	$2,612,000	$241,000
2011	1,706,000	1,558,000	148,000
2012	675,000	534,000	141,000
2013	539,000	396,000	143,000
2014	529,000	385,000	144,000
Thereafter	723,000	554,000	169,000

	$7,025,000	$6,039,000	$986,000

(A)	Includes Irvine and Castroville office and warehouse space and company-operated equipment leases.
(B)	The Company has leased and subleased land and buildings to others. Many of these leases provide for fixed payments with contingent rents when sales exceed certain levels, while others provide for monthly rentals based on a percentage of sales. The Company directly pays the rents on these master leases, and collects associated rent amounts directly from its sublessees. The total sublease rentals receivable by the Company under non-cancelable subleases is approximately $403,000 as of June 24, 2009.

Continuing operations, rent expense under operating leases approximated $877,000 and $742,000, for the years ended June 24, 2009 and June 25, 2008, respectively. These amounts are net of sublease rental income of $211,000 and $266,000, for the years ended June 24, 2009 and June 25, 2008, respectively.

Rent expense under equipment leases approximated $1,658,000 and $866,000, for the years ended June 24, 2009 and June 25, 2008, respectively.

Purchase Commitments

At June 24, 2009 the Company had commitments to purchase coffee through fiscal year 2010, totaling $3,578,000 for 2,457,000 pounds of green coffee, the majority of which were fixed as to price. Such contracts are generally short-term in nature, and the Company believes that their cost approximates fair market value.

Capital Commitments

At June 24, 2009, the Company had capital expenditure commitments of $460,000 for its roasting facility.

Indemnifications

The Company agrees to provide for the indemnification of and the advancement of certain costs, judgments, penalties, fines, liabilities, expenses incurred and amounts paid in settlement to the fullest extent permitted by the Company’s charter, bylaws and applicable law to each of the Company’s directors and executive officers that become a party to the Indemnification Agreement.

Contingencies

In the ordinary course of business, the Company may become involved in legal proceedings from time to time. Material pending legal proceedings to the business, to which the Company became or were a party during the current fiscal year or subsequent thereto, but before the filing of this report, are summarized below:

On September 21, 2006, a purported class action complaint entitled Jason Reid; Kimberly Cornia, et al. v. Diedrich Coffee., et al. was filed against the Company in United States District Court Central District of California by two former employees, who worked in the positions of team member and shift manager. During the fiscal year 2009, the Company paid approximately $700,000 to fully settle this lawsuit.

On February 2, 2007, a second similar purported class action complaint entitled Deborah Willems, et al. v. Diedrich Coffee., et al. was filed in Orange County, California Superior Court on behalf of another former employee who worked in the position of general manager. This case currently involves the issue of whether employees and former employees who worked in California stores during specified time periods were deprived of overtime pay, missed meal and rest breaks. In addition to unpaid overtime, this case seeks to recover waiting time penalties, interest, attorneys’ fees and other types of relief on behalf of the current and former employees in the purported class.

The Company has entered into a settlement with the plaintiffs in the Willems v. Diedrich lawsuit. On September 14, 2009, the Company received a judgment based on Order of Final Approval. As of June 24, 2009, the Company estimated that the required amount to settle this claim is $376,000 and has recorded an accrual for this amount included in discontinued operations in the accompanying consolidated statement of operations.

Based on the Company’s examination of this matter and its experience to date, the Company has recorded its best estimate of liability with respect to this matter. However, the ultimate liability cannot be determined with certainty.

A lawsuit entitled Leader Bank v. Ajay Misra, et al v. Diedrich Coffee et al, is currently pending in the Middlesex Superior Court, Middlesex, Massachusetts. In that case the Plaintiff, Leader Bank, filed a complaint to collect on a defaulted promissory note it had with the franchisee, Defendant Amtek Group, LLC, on February 23, 2009. Ajay and Priya Misra were named defendants as well. On June 16, 2009, Defendants filed a third-party complaint against Diedrich Coffee alleging breach of contract, aiding and abetting Leader Bank in its takeover of the store and breach of privacy. In their complaint, third-party plaintiffs claim that they are entitled to $2,477,500. The Company is contesting the third-party complaint vigorously and has filed a motion to dismiss that will be heard on October 9, 2009. The Company believes that liability is not probable and the potential settlement is not estimable under this lawsuit and has therefore not accrued any amounts related to the damages claimed under this lawsuit in the accompanying consolidated financial statements.

10. Stockholders’ Equity

Stock Options

On October 20, 2000, the Company’s board of directors authorized the adoption of the Diedrich Coffee, Inc. 2000 Equity Incentive Plan (the “2000 Equity Incentive Plan”) and the concurrent discontinuation of the option grants under the Diedrich Coffee, Inc. Amended and Restated 1996 Stock Incentive Plan and the Diedrich Coffee, Inc. 1996 Non-Employee Directors Stock Option Plan. The Company’s stockholders approved the 2000 Equity Incentive Plan on October 16, 2000. A total of 1,087,500 shares of the Company’s common stock may be issued under the 2000 Equity Incentive Plan, as amended. The board of directors determines the number of shares, terms and exercise periods for awards under the 2000 Equity Incentive Plan on a case by case basis, except for automatic annual grants of options to non-employee directors. Employee options generally vest ratably over three years and expire ten years from the date of grant. The exercise price of options is generally equivalent to the fair market value of the Company’s common stock on the date of grant.

The Company entered into the Phillips Option Agreement on February 7, 2008. Under the Phillips Option Agreement, Mr. Phillips, was granted, subject to stockholder approval, options to purchase up to 275,000 shares of the Company’s common stock. On January 22, 2009, the stockholders approved the Phillips Option Agreement. Options granted to Mr. Phillips will be exercisable at an exercise price of $3.23 per share and will vest in three equal installments on each of the first three anniversary dates of February 7, 2008. The options granted to Mr. Phillips will become immediately vested and fully exercisable upon a change in control and the options will terminate and become unexercisable on the earlier of February 7, 2018 or the first anniversary of the change of control.

Information regarding the Company’s stock options is summarized below:

	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value
Number of options available for future grant at June 24, 2009	303,917

Outstanding at June 27, 2007	554,675	$4.76	$209,000
Granted	342,500	$3.30	$—
Exercised	(20,000)	$2.84	$13,000
Forfeited	(258,875)	$5.27	$—

Outstanding at June 25, 2008	618,300	$3.80	$—
Granted	245,000	$2.53	$3,528,000
Exercised	(8,500)	$2.35	$125,000
Forfeited	(104,500)	$3.65	$863,000

Outstanding at June 24, 2009	750,300	$3.36	$10,198,000

Weighted-average fair value of options granted:
Year ended June 25, 2008	$1.60
Year ended June 24, 2009	$1.16
Options exercisable:
At June 25, 2008	239,966
At June 24, 2009	334,466

The following table summarizes information about nonvested stock option transactions from June 27, 2007 through June 24, 2009:

	Number of Shares	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Nonvested, June 27, 2007	121,667	$—
Granted	342,500	$1.60
Vested	(93,333)	$1.49
Forfeited/cancelled	—	$—

Nonvested, June 25, 2008	370,834	$1.63	9.49	$—
Granted	245,000	$1.16
Vested	(151,666)	$1.54
Forfeited/cancelled	(48,334)	$1.63

Nonvested, June 24, 2009	415,834	$1.38	9.19	$5,838,800

Stock option-based compensation expense included in the statement of operations for the fiscal years ended June 24, 2009 and June 25, 2008 was $295,000 and $280,000, respectively. As of June 24, 2009, there was approximately $354,000 of total unrecognized stock option-based compensation cost related to options granted under the Company’s plans that will be recognized over a weighted average period of 1.9 years. The total intrinsic value of options exercised during the years ended June 24, 2009 and June 25, 2008 was approximately $125,000 and $375,000, respectively.

Stock Purchase Warrants

2001 Sequoia Warrant

On May 8, 2001, in connection with the sale of 2,000,000 shares of Company common stock, the Company issued warrants to Sequoia Enterprises, L.P., of which the Company’s chairman and significant shareholder, Paul C. Heeschen, is the general partner, to purchase 250,000 shares of the Company’s common stock at a price of $4.80 per share (“2001 Sequoia Warrant”). Other investors also received warrants to purchase an additional 250,000 shares at a price of $4.80 per share. The warrants were exercisable immediately upon issuance.

The other investors exercised their warrants during the fourth fiscal quarter ending June 24, 2009 at an exercise price of $4.80 per share. The Company received cash proceeds of $1.2 million in connection with the warrant exercises.

On November 10, 2008 the exercise price of the 2001 Sequoia Warrant was decreased to $1.65 per share in connection with the Waiver Agreement (see Note 8). The fair value of these amended warrants was approximately $53,000 which was recorded as a debt discount. At June 24, 2009, all 2001 Sequoia Warrants were outstanding with an expiration date of June 30, 2014.

2008 Sequoia Warrant

On August 26, 2008, the Company issued to Sequoia a warrant (the “2008 Sequoia Warrant”) for the right to purchase 1,667,000 shares of common stock of the Company at an exercise price of $2.00 per share. The 2008 Sequoia Warrant is exercisable by Sequoia, in whole or in part, at any time or from time to time, prior to August 26, 2013. The 2008 Sequoia Warrant is not eligible for cashless exercise, but the Company is obligated to cause the common stock issued upon exercise of the 2008 Sequoia Warrant to be registered with the SEC and applicable state governmental authorities and to be listed on the stock exchange on which the Company’s stock is traded at the time of exercise, in each case at the Company’s expense.

On November 10, 2008 the exercise price of the 2008 Sequoia Warrant was decreased to $1.65 per share in connection with the Waiver Agreement (see Note 8). The fair value of these amended warrants was approximately $300,000 which was recorded as a debt discount. At June 24, 2009, all 2008 Sequoia Warrants were outstanding with an expiration date of August 26, 2013.

2009 Sequoia Warrant

On April 29, 2009, the Company issued to Sequoia a warrant to purchase 70,000 shares of common stock of the Company at an exercise price of $7.40 per share (the “2009 Sequoia Warrant”). The fair value of these warrants was approximately $440,000 which was immediately recorded as interest expense. The 2009 Sequoia Warrant is exercisable by Sequoia, in whole or in part, at any time or from time to time, prior to April 29, 2014. The 2009 Sequoia Warrant is not eligible for cashless exercise, but the Company is obligated to cause the common stock issued upon exercise of the 2009 Sequoia Warrant to be registered with the SEC and applicable state governmental authorities and to be listed on the stock exchange on which the Company’s stock is traded at the time of exercise, in each case at the Company’s expense.

The following table summarizes information about warrant transactions from June 27, 2007 through June 24, 2009:

	Number of Shares	Weighted Average Exercise Price (A)
Warrants outstanding, June 27, 2007	504,219	$3.23
Granted	—	—
Exercised	—	—
Forfeited/cancelled	—	—

Warrants outstanding, June 25, 2008	504,219	$3.23
Granted	1,737,000	$1.88
Exercised	(250,000)	$4.80
Forfeited/cancelled	(4,219)	$3.95

Warrants outstanding, June 24, 2009	1,987,000	$1.85

(A)	The weighted average exercise price of the 2001 and 2008 amended Sequoia Warrants outstanding at June 24, 2009 reflect the decrease in the exercise price from $4.80 to $1.65 in connection with the Waiver Agreement.

11. Income Taxes

The components of income tax benefit from continuing and discontinued operations are as follows:

	Year Ended June 24, 2009	Year Ended June 25, 2008
Continuing Operations:
Current:
Federal	$(40,000)	$(71,000)
State	26,000	37,000

Current tax (benefit) provision	(14,000)	(34,000)

Deferred:
Federal	(66,000)	—
State	(15,000)	—

Deferred tax benefit	(81,000)	—

Total tax benefit from continuing operations	(95,000)	(34,000)

Discontinued Operations:
Deferred:
Federal	66,000	—
State	15,000	—

Total tax provision discontinued operations	81,000	—

Total consolidated tax benefit	$(14,000)	$(34,000)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

Deferred tax assets:
Net operating loss carryforwards	$4,289,000	$5,867,000
Capital loss carryforwards	9,966,000	—
Intangible assets	549,000	8,000
Property and equipment	396,000	573,000
Accrued expenses	451,000	742,000
Other, net	1,212,000	1,358,000

Total gross deferred tax assets	16,863,000	8,548,000
Less: valuation allowance	(16,863,000)	(7,215,000)
Deferred tax liabilities:
Installment gain and other	—	(1,333,000)

Net deferred tax assets	$—	$—

A reconciliation of the statutory federal income tax rate with the Company’s effective income tax provision (benefit) rate for continuing operations is as follows:

	Year Ended June 24, 2009	Year Ended June 25, 2008
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of Federal benefit	6.2	(2.0)
Goodwill and other non-deductible costs	9.1	20.3
Valuation allowance	(21.8)	5.9
Other	—	9.5

	(40.5)%	(0.3)%

As of June 24, 2009, net operating loss carryforwards of $11,170,000 and $11,451,000 for federal and state income tax purposes, respectively, are available to be utilized against future taxable income for years through fiscal 2027, and capital loss carryforwards of $25,018,000 which are available to offset future capital gains and will expire in fiscal 2014 if unutilized subject to possible annual limitation pertaining to change in ownership rules under the Internal Revenue Code.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is not more likely than not that the Company will not realize the benefits of these deductible differences, and thus has recorded a valuation allowance against the entire deferred tax asset balance. As of June 24, 2009 and June 25, 2008, the valuation allowance was $16,863,000 and $7,215,000, respectively. The change in the valuation allowance during 2009 was an increase of $9,648,000.

Included in the net operating loss carryforwards is $247,000 related to excess stock compensation, the benefit of which will be recorded as additional paid-in-capital if and when realized.

On June 28, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). The Company recorded a cumulative effect adjustment of $245,000 including interest and penalties, which was accounted for as an increase to the June 28, 2007 balance of accumulated deficit on the consolidated balance sheet. A tabular reconciliation of the total amounts (in absolute values) of unrecognized tax benefits at the beginning and end of the periods is as follows:

	Year Ended June 24, 2009	Year Ended June 25, 2008
Unrecognized tax benefits beginning of year	$261,000	$245,000
Increase in tax positions for prior year	17,000	16,000
Decrease in tax positions for prior year	(245,000)	—

Unrecognized tax benefits at end of year	$33,000	$261,000

The unrecognized tax liabilities of $33,000 at June 24, 2009, if recognized, would affect the effective tax rate. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The fiscal 2009 decrease in unrecognized tax position relates to the discontinued operations. These liabilities are included in other liabilities in the accompanying consolidated balance sheets.

The Company files income tax returns in the U.S. and in various state jurisdictions with varying statutes of limitations. The Company is no longer subject to U.S. income tax examinations for the fiscal years prior to 2005 and is no longer subject to state income tax examinations for years prior to 2001. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was $8,000 interest and penalties associated with uncertain tax positions as of June 24, 2009.

12. Impairment and Restructuring Charges

The Company recorded impairment charges of $6,311,000 for fiscal 2008 to fully impair goodwill associated with the wholesale operations.

13. Earnings Per Share

The following table sets forth the computation of basic and diluted net income per share from continuing operations:

	Year Ended June 24, 2009	Year Ended June 25, 2008
Numerator:
Net loss from continuing operations	$(179,000)	$(11,385,000)

Denominator:
Basic weighted average shares outstanding	5,507,000	5,459,000
Effect of dilutive securities	—	—

Diluted adjusted weighted average shares	5,507,000	5,459,000

Basic and diluted net loss per share from continuing operations	$(0.03)	$(2.08)

For the years ended June 24, 2009, and June 25, 2008, employee stock options of approximately 750,000, and 618,000, respectively, and warrants of approximately 1,987,000 and 504,000 respectively, (as described in Note 10), were excluded from the computation of diluted earnings per share as their impact would have been anti-dilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share:

	Year Ended June 24, 2009	Year Ended June 25, 2008
Numerator:
Net Income (loss)	$1,592,000	$(13,776,000)

Denominator:
Basic and diluted weighted average shares outstanding	5,507,000	5,459,000

Basic and diluted net income (loss) per share	$0.29	$(2.52)

14. Segment Information

The Company has three reportable segments, wholesale operations, franchise operations and ecommerce retail operations. The Company evaluates performance of its operating segments based on income before provision for asset impairment and restructuring costs, income taxes, interest expense, depreciation and amortization, and general and administrative expenses.

Reported revenues for the wholesale segment include sales to third parties and franchisees. Wholesale segment income before tax includes a manufacturing profit on all sales. Wholesale segment income before tax also is net of specifically identified selling, general and administrative expenses and costs of the Company’s coffee roasting facility and a goodwill impairment charge in the fiscal year 2008.

The franchise operations segment revenues include franchise royalty fees. Franchise segment income before tax is net of specifically identified operating, general and administrative expenses.

The retail operations segment includes ecommerce revenue. Revenues are derived from sales of products through the websites www.diedrich.com, www.coffeepeople.com and www.coffeeteastore.com. Retail segment income before tax is net of cost of goods sold and related occupancy costs, operating, general and administrative expenses.

Summarized financial information of continuing operations of the Company’s reportable segments is shown in the following table. The other total assets consist of corporate cash, corporate notes receivable, corporate prepaid expenses, corporate property, plant and equipment, and cash surrender value of life insurance policy. The other component of segment loss before tax includes corporate general and administrative expenses, depreciation and amortization expense, and interest expense.

	Wholesale Operations	Franchise Operations	Retail Operations	Other	Total
	(in thousands)
Year ended June 24, 2009
Total revenue	$61,427	$80	$803	$—	$62,310
Interest expense	—	—	—	1,511	1,511
Depreciation and amortization	1,549	—	29	311	1,889
Segment income (loss) before tax	8,233	39	182	(8,728)	(274)
Total assets as of June 24, 2009	$15,995	$22	$204	$10,707	$26,928
Year ended June 25, 2008
Total revenue	$39,103	$83	$793	$—	$39,979
Interest expense	—	—	—	136	136
Depreciation and amortization	805	—	32	309	1,146
Segment income (loss) before tax	(4,692)	70	218	(7,015)	(11,419)
Total assets as of June 25, 2008	$14,594	$1,084	$170	$6,318	$22,166

Intercompany sales from wholesale operations to retail operations of $460,000 for fiscal year 2009, and $404,000 for fiscal year 2008 have been eliminated.

15. Selected Quarterly Financial Data (Unaudited)

The quarterly results of operations for the years ended June 24, 2009 and June 25, 2008 were as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Fiscal 2009
Total revenue	$10,408	$13,870	$17,884	$20,148
Operating income (loss) from continuing operations	(1,224)	(717)	1,632	1,269
Income (loss) from continuing operations before tax	(1,467)	(908)	1,468	633
Income (loss) from discontinued operations before tax	(316)	(83)	(102)	2,353
Net Income (loss)	(1,783)	(995)	1,358	3,012
Basic income (loss) per share	(0.33)	(0.18)	0.25	0.54
Diluted income per share	—	—	0.25	0.40
Fiscal 2008
Total revenue	$6,625	$10,600	$9,904	$12,850
Operating loss from continuing operations	(1,243)	(709)	(1,091)	(8,678)
Loss from continuing operations before tax	(1,073)	(642)	(1,014)	(8,690)
Income (loss) from discontinued operations before tax	770	(517)	(1,070)	(1,574)
Net loss	(270)	(1,159)	(2,153)	(10,194)
Basic and diluted loss per share	(0.05)	(0.21)	(0.39)	(1.86)

Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including the seasonal nature of the Company’s business, which may affect sales volume and food costs. All quarters have 12-week accounting periods, except the fourth quarter, which has a 16-week accounting period.

During the fourth fiscal quarter of 2008, the Company recorded net loss of $10,194,000 which reflects a charge to goodwill and asset impairment of $6,311,000 relating to the wholesale operations.

During the first fiscal quarter of 2008, the Company recorded a gain from sale of discontinued operations of $1,276,000 in connection with the Starbucks transaction.

During the fourth fiscal quarter of 2009, the Company recorded a gain from sale of discontinued operations of $2,690,000 before income taxes of $81,000 in connection with the Praise transaction.

During the fourth fiscal quarter of 2009, the Company recorded interest expense of approximately $440,000 in connection with the issuance of 2009 Sequoia Warrant (see Note 10).

16. Employee Benefit Plans

401(k) Plan

The Company has a 401(k) Plan that covers eligible employees. The Company contributions to this plan were $36,000 and $42,000 for the fiscal years 2009 and 2008, respectively.

Deferred Compensation Plan

The Company terminated the deferred compensation plan effective December 31, 2008 and provided 60-day notice of the termination of the trust agreement effective February 28, 2009. All remaining amounts were fully distributed as of March 4, 2009.

DIEDRICH COFFEE, INC. AND SUBSIDIARIES

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period	Provisions	Accounts Written Off	Balance at End of Period
Allowance for Bad Debt:
Year ended June 25, 2008	$163,000	$978,000	$(633,000)	$508,000

Year ended June 24, 2009	$508,000	$577,000	$(819,000)	$266,000